UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2021

OPIANT PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38193	46-4744124
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

233 Wilshire Blvd. Suite 280 Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Code)

(310) 598 5410
Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	OPNT	Nasdaq Stock Market LLC

Item 5.02.  Other Events.

Appointment of Dr. Lorianne Masuoka as Director

Effective as of March 18, 2021 (the “Appointment Date”), Opiant Pharmaceuticals, Inc. (the “Company”), acting pursuant to unanimous approval of the Company’s Board of Directors (the “Board”), appointed Dr. Lorianne Masuoka to the Board and entered into a Director Agreement (the “Agreement”) with Dr. Masuoka. Dr. Masuoka will serve as a Class III director, with a term expiring at the annual meeting of stockholders to be held in 2023. In addition, the Board determined that Dr. Masuoka qualifies as independent under the rules of the Nasdaq Stock Market (“Nasdaq”).

Dr. Masuoka, age 59, has more than 20 years of experience building and expanding high value pipelines in the biopharmaceutical industry that have resulted in drug approvals and strategic alliances. She is a board-certified neurologist who has successfully created and overseen high performing teams to lead the clinical development of new medicines, with a focus in neurology and pain. Dr. Masuoka served as chief medical officer of InVivo Therapeutics, Cubist Pharmaceuticals (now Merck), and Nektar Therapeutics where, as a member of executive management, she managed teams in the areas of clinical research, drug safety, biostatistics and data management, regulatory affairs, reimbursement and clinical operations. Previously, she held various roles of increasing responsibility at FivePrime Therapeutics and Chiron. In addition to her executive roles, Dr. Masuoko most recently served as a Board member at Pfenex Inc.

Dr. Masuoka received her medical degree from the University of California, Davis, where she also completed her residency in neurology. She completed her epilepsy fellowship at Yale University and is board certified by the American Board of Psychiatry and Neurology.

Pursuant to the Agreement, Dr. Masuoka will receive $40,000 per annum, payable in installments after the end of each calendar quarter in which she serves as director, and pro-rated as applicable. The Board may elect to pay Dr. Masuoka additional cash compensation at its sole discretion. Additionally, pursuant to the Agreement, on March 18, 2021 the Board granted Dr. Masuoka options to purchase 5,000 shares of the Company’s common stock, par value 0.001 per share, under the Company’s 2017 Long-Term Incentive Plan, until the March 17, 2031 option termination date at an exercise price equal to the closing price of the Company's Common Stock on March 18, 2021. A third of the Options shall vest on each of the first, second and third anniversary of the Appointment Date. Dr. Masuoka is also eligible to be granted, along with all of our independent non-employee members of the Board, a Restricted Stock Unit award of 2,000 shares of Common Stock on the date of our annual general meeting of stockholders. The Board may also elect to grant Dr. Masuoka additional option consideration in its sole discretion. The term of the Agreement commenced on the Appointment Date and shall terminate upon Dr. Masuoka ceasing to be a member of the Board. The Agreement may be terminated by the Company for “Cause” (as defined in the Agreement) at any time upon written notice to Dr. Masuoka.

There are no family relationships between Dr. Masuoka and any director or executive officer of the Company, and Dr. Masuoka was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Masuoka has also not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

The foregoing summary of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release announcing Dr. Masuoka's appointment is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.         Description

10.1             Director Agreement, effective March 18, 2021, by and between Opiant Pharmaceuticals, Inc. and Dr. Lorianne Masuoka

99.1             Press Release of Opiant Pharmaceuticals, Inc., dated March 22, 2021

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OPIANT PHARMACEUTICALS, INC.
Dated: March 22, 2021                     By: /s/ David D. O’Toole
Name: David D. O’Toole
Title: Chief Financial Officer